Exhibit 99.g.i

AMENDMENT TO

CUSTODY AGREEMENT

This Amendment is entered into as of August 21, 2024 (the “Amendment”), by among Ariel Investment Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), on behalf of each of its separate Portfolios listed on Schedule B and The Northern Trust Company (the “Custodian”), an Illinois corporation

WHEREAS, the Trust and the Custodian are party to a Custody Agreement, dated as of March 24, 2016 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Custody Agreement”), wherein the Custodian agreed to provide certain services to the Trust; and

WHEREAS, in addition to the provisions contained in the Custody Agreement, the Trust and the Custodian wish to make certain amendments to the Custody Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Custody Agreement.

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENTS.

(a)	Effective as of April 1, 2021, Schedule B (List of Portfolios) to the Custody Agreement is deleted in its entirety and replaced with the Schedule B attached hereto.

(b)	Effective as of April 1, 2021, Schedule C (Fee Schedule) to the Custody Agreement is deleted in its entirety and replaced with the Schedule C attached hereto.

(c)	Effective as of April 1, 2021, Schedule D to the Custody Agreement is deleted in its entirety and replaced with the Schedule D attached hereto.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, ..gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Custody Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Custody Agreement in the Custody Agreement and all schedules thereto shall mean and be a reference to the Custody Agreement as amended by this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

ARIEL INVESTMENT TRUST

By:	/s/ Tricia Larkin
Name: Title:	Tricia Larkin Vice President, Treasurer

THE NORTHERN TRUST COMPANY

By:	/s/ Bryan Rooney
Name:	Bryan Rooney
Title:	Vice President

SCHEDULE B

List of Portfolios

Ariel Fund

Ariel Appreciation Fund

Ariel Focus Fund

Ariel International Fund

Ariel Global Fund

SCHEDULE C

Fee Schedule

[See attached]

[Redacted]

SCHEDULE D

(Countries for which Custodian shall not have responsibility under

Section 3A for managing foreign custody arrangements)

As identified as part of the Global Networks of Markets & Subcustodians available on Atlas Market

Interactive

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